Exhibit 99.02


WINDSWEPT ENVIRONMENTAL GROUP, INC. ANNOUNCES THE OPENING OF AN ENVIRONMENTAL REMEDIATION TRAINING FACILITY IN LOUISIANA - WILL PROVIDE TRAINING TO ALL INTERESTED RESIDENTS

BAY SHORE, N.Y., Sept. 7 /PRNewswire-FirstCall/ -- Windswept Environmental Group, Inc. (OTC Bulletin Board: WEGI - News) today announced that its Trade-Winds Environmental Restoration subsidiary intends to open an Environmental Training Center in Baton Rouge, Louisiana, to help with the clean-up of damage caused by Hurricane Katrina. Trade Winds expects to provide hazardous materials remediation training, and subject to acceptance by the State of Louisiana, mold remediation, asbestos and lead remediation training, for its staff and interested residents who find themselves unemployed due to this recent tragedy. Trade-Winds has been providing environmental training for over ten years.


Michael O'Reilly, the President and Chief Executive Officer of the Company, stated, "We are very pleased to be able to provide any assistance in getting people back on their feet so they can begin the recovery process."


Trade Winds Director of Training William Loch is mobilizing to Louisiana and will be responsible for the development and management of the new training facility. Mr. Loch has been teaching environmental courses for over 15 years and was formerly responsible for the environmental program at New York University's School of Continuing Education.


Windswept Environmental Group, Inc., through its wholly owned subsidiary, Trade-Winds Environmental Restoration, Inc., provides a full array of emergency response, remediation, disaster restoration and commercial drying services to a broad range of clients. The Company's web address is http://www.tradewindsenvironmental.com.
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This press release contains certain forward-looking statements about the Company that are based on management's current expectations. Actual results may differ materially as a result of any one or more of the risks identified in the Company's filings under the Securities Exchange Act of 1934. These risks include such factors as the amount of the Company's revenues, the Company's ability to increase its gross margins and limit or reduce its expenses, the frequency and magnitude of environmental disasters or disruptions, the effects of new laws or regulations relating to environmental remediation, the ability of the Company to obtain and mange new and large projects, the Company's ability to raise or access capital, the competitive environment within the Company's industry, dependence on key personnel and economic conditions.